Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Harte Hanks Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share, reserved for issuance pursuant to the Harte Hanks, Inc. 2023 Inducement Equity Incentive Plan	Rule 457(h)	240,000	$5.59	$1,341,600.00	0.00011020	$147.84
Total Offering Amounts					$5.59		$147.84
Total Fee Offset							$0.00
Net Fee Due							$147.84

(1) Plus such indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The proposed maximum offering price per share and maximum aggregate offering price are calculated using the exercise price for outstanding options underlying 240,000 shares of common stock of Harte Hanks, Inc. granted pursuant to the Harte Hanks, Inc. 2023 Inducement Equity Incentive Plan.